                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:

The presentation of Time Warner Inc.'s historical financial performance reflects the adoption by the SEC of Regulation G and other rules affecting the use and disclosure of non-GAAP financial measures. Unless otherwise noted, the Company's financial results described in this release, such as Operating Income (Loss), Operating Income (Loss) before Depreciation and Amortization, and Free Cash Flow, have not been adjusted for items that may affect their comparability, including merger and restructuring charges, impairments of goodwill and intangible assets and the gains or losses from asset disposals.


                 TIME WARNER REPORTS THIRD QUARTER 2003 RESULTS


NEW YORK, OCTOBER 22, 2003 - Time Warner Inc. (NYSE:TWX) today reported financial results for its third quarter ended September 30, 2003.

Revenues for the quarter increased 4% over the same period in 2002 to $10.3 billion, led by increases at the Networks and Cable divisions, offset in part by declines at the Filmed Entertainment and America Online businesses.

Operating Income before Depreciation and Amortization increased 9% to $2.3 billion, including a non-cash $41 million impairment of intangible assets related to the pending sale of Turner Broadcasting System's winter sports teams. Excluding this impairment, Operating Income before Depreciation and Amortization increased 11%, due to double-digit increases at the Networks, Cable and Filmed Entertainment businesses and lower restructuring charges, offset partially by decreases at the Publishing division.

Operating Income increased 7% to $1.4 billion, further reflecting higher levels of depreciation and amortization.

For the first nine months of 2003, the Company generated $5.2 billion in Cash Flow from Operations and nearly $3.2 billion of Free Cash Flow.

At the end of the quarter, the Company's net debt totaled $24.1 billion, down slightly versus $24.2 billion at June 30, 2003. This reflects the Company's consolidation of approximately $700 million in additional debt this quarter in connection with the adoption of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), more than offset by the generation of significant Free Cash Flow and investment proceeds. In the fourth quarter, the Company expects to receive in excess of $1 billion in proceeds from the previously announced agreements to sell Warner Music Group's DVD and CD manufacturing, printing, packaging, physical distribution and merchandising businesses, as well as the winter sports teams, the NHL Atlanta Thrashers and the NBA Atlanta Hawks.

Chairman and Chief Executive Officer Dick Parsons said: "We posted strong results in the third quarter and continued to make solid progress against our key objectives - especially net debt reduction. In fact, we have already met our net debt goal for this year. Nevertheless, we will continue to pursue opportunities to monetize certain non-strategic assets. Proceeds from these efforts, along with the robust Free Cash Flow we expect to generate, will be applied toward our 2004 goal of reducing net debt to approximately $20 billion."

Mr. Parsons continued: "Taken together, our businesses are delivering very healthy year-over-year growth, and we are confident that our Company will finish this year in a position to accelerate growth in 2004."

CONSOLIDATED REPORTED RESULTS

The Company reported Net Income of $541 million, or $0.12 per basic and diluted common share, for the three months ended September 30, 2003. Net Income in 2003 includes a $41 million pre-tax, non-cash impairment of intangible assets at the Networks division, $46 million of pre-tax restructuring charges, and $127 million of pre-tax gains related to certain investments, principally related to the sale of chinadotcom shares.

This compares to a Net Loss from continuing operations of $55 million, or $0.01 per basic and diluted common share, before discontinued operations for the three months ended September 30, 2002, including $733 million of pre-tax, non-cash investment charges reflecting the writedowns of certain investments in the Time Warner investment portfolio and $77 million of restructuring charges. After discontinued operations, the Company recorded Net Income of $57 million, or $0.01 per basic and diluted common share, for the three months ended September 30, 2002.

PERFORMANCE OF DIVISIONS

The schedules below reflect Time Warner's performance for the three months and nine months ended September 30 by line of business (in millions):

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30:

                                   THREE MONTHS ENDED SEPTEMBER 30,   NINE MONTHS ENDED SEPTEMBER 30,
                                   --------------------------------   -------------------------------
REVENUES:                               2003              2002             2003             2002
                                   -------------     --------------   ------------     --------------
AOL                                   $  2,115         $  2,215         $  6,444         $  6,772
Cable                                    1,931            1,753            5,696            5,198
Filmed Entertainment                     2,468            2,643            7,589            7,165
Networks                                 2,019            1,832            6,266            5,575
Music                                      958              983            2,923            2,902
Publishing                               1,327            1,353            3,900            3,830
Intersegment Eliminations                 (484)            (816)          (1,668)          (1,869)
                                      --------         --------         --------         --------

TOTAL REVENUES                        $ 10,334         $  9,963         $ 31,150         $ 29,573
--------------                        ========         ========         ========         ========


OPERATING INCOME:
AOL                                   $    150         $    161         $    554         $    609
Cable                                      394              370            1,154            1,126
Filmed Entertainment (a)                   319              264              832              640
Networks (b)                               509              469            1,264            1,228
Music                                       (1)              22               (9)              71
Publishing (c)                             158              212              403              587
Corporate                                 (116)            (104)            (347)            (303)
Intersegment Eliminations                  (12)             (79)             (14)             (66)
                                      --------         --------         --------         --------

TOTAL OPERATING INCOME                $  1,401         $  1,315         $  3,837         $  3,892
----------------------                ========         ========         ========         ========


OPERATING INCOME BEFORE
 DEPRECIATION AND AMORTIZATION:

AOL                                   $    371         $    365         $  1,206         $  1,182
Cable                                      752              680            2,195            2,007
Filmed Entertainment (a)                   390              331            1,048              840
Networks (b)                               566              520            1,425            1,371
Music                                       90               96              282              289
Publishing (c)                             230              276              608              758
Corporate                                 (109)             (97)            (322)            (283)
Intersegment Eliminations                  (12)             (79)             (14)             (66)
                                      --------         --------         --------         --------

TOTAL OPERATING INCOME BEFORE
-----------------------------
DEPRECIATION AND AMORTIZATION         $  2,278         $  2,092         $  6,428         $  6,098
-----------------------------         ========         ========         ========         ========

-------------------------------

         (a) For the nine months ended September 30, 2003, includes a $43 million gain related to the sale of a consolidated theater chain in the UK.

         (b) For the three and nine months ended September 30, 2003, includes non-cash impairments of intangible assets related to the winter sports teams of $41 million and $219 million, respectively.

         (c) For the nine months ended September 30, 2003, includes a $99 million non-cash impairment of goodwill and intangible assets related to the Time Warner Book Group.

Presented below is a discussion of Time Warner's business segments for the third quarter of 2003, unless otherwise noted.

AMERICA ONLINE

America Online's Operating Income before Depreciation and Amortization increased $6 million (or 2%) in the quarter, including the effects of a $26 million restructuring charge in the current period and a $67 million restructuring charge in last year's third quarter, on revenues that declined 5%. Excluding these restructuring charges, Operating Income before Depreciation and Amortization decreased 8%.

Operating Income, including the aforementioned restructuring charges, decreased 7%.

Growth in America Online's Subscription revenues was more than offset by declines in Advertising and Other revenues. Subscription revenues grew 4%, due principally to strong gains at AOL Europe, which benefited primarily from favorable foreign currency exchange rates ($46 million), year-over-year membership growth and higher pricing. US Subscription revenues were essentially flat, reflecting a year-over-year increase in broadband subscribers, offset by a decline in US narrowband membership. Advertising revenues decreased by 33%, as a result of the reduction in the benefits from prior-period contract sales of approximately $96 million and lower intercompany revenues of $36 million. Other revenues declined 63%, due mainly to America Online's previously announced strategy to reduce the promotion of its merchandise business.

The increase in Operating Income before Depreciation and Amortization reflects a decline in overall expenses, including domestic narrowband network costs, and the year-over-year decline in restructuring charges, offset partially by lower revenues. Operating Income was further affected by higher depreciation, due mainly to the continuing impact of increased ownership of network assets.

At September 30, 2003, the AOL service had 24.7 million members in the US, a decrease of 2.0 million from the same quarter last year (a decline of 688,000 from June 30, 2003). At the end of the quarter, the AOL service had 6.3 million members in Europe, an increase of 113,000 versus the year-ago quarter (an increase of 23,000 from June 30, 2003).

CABLE

Cable's Operating Income before Depreciation and Amortization climbed 11% in the quarter on a 10% increase in revenues. Operating Income increased 6%.

Subscription revenues grew a strong 13%, driven by the continued deployment of high-speed data and digital video services, basic subscriber growth and higher basic cable rates. Advertising revenues declined 24%, due to decreases in advertising purchased by programming vendors to promote new and existing channels and in intercompany advertising, offset partially by a 7% increase in other third-party advertising.

The increase in Operating Income before Depreciation and Amortization reflected the increase in subscription revenues and the improved profitability of the high-speed data business, offset partly by the decline in high-margin advertising and by higher programming costs. Operating Income was further affected by an increase in depreciation expense stemming primarily from the cumulative investment in customer premise equipment (digital converters and modems).

Basic cable subscribers increased at an annual rate of 0.7%. Time Warner Cable added 131,000 net digital video subscribers during the quarter to reach a total of 4.2 million, representing 38.6% of basic cable subscribers.

Time Warner Cable added 190,000 net residential high-speed data subscribers this quarter for a total of 3.0 million, representing 16.5% of eligible homes passed.

FILMED ENTERTAINMENT

Filmed Entertainment's Operating Income before Depreciation and Amortization climbed 18% in the quarter on a 7% decrease in revenues. Operating Income increased 21%.

The decline in Revenues reflected difficult comparisons in television and home video revenues.

The growth in Operating Income before Depreciation and Amortization as well as Operating Income reflected improved theatrical and home video margins, led by contributions from The Matrix Reloaded and The Lord of the Rings franchise, respectively. These were offset partially by lower television results.

Warner Home Video ranked #1 in the US for the nine months ended September 30 in combined DVD and VHS sales and rentals - capturing 23.0% and 18.8% shares, respectively. Notable home video releases in the quarter included New Line's The Lord of the Rings: The Two Towers.

For the nine months ended September 30, Warner Bros. Pictures and New Line generated $774 million and $366 million, respectively, in domestic box office - combining for an industry share of 17.4%.

Last month, Warner Bros. Television received eight Primetime Emmys, including the Outstanding Drama Series award for The West Wing for the fourth consecutive year.

NETWORKS

Networks' Operating Income before Depreciation and Amortization increased $46 million (or 9%) in the quarter, including a non-cash impairment charge of $41 million related to the pending sale of the winter sports teams, on revenues that increased 10%.

Excluding this impairment charge, Operating Income before Depreciation and Amortization increased a strong 17%.

Operating Income, including the $41 million charge, increased 9%.

Subscription, Advertising and Content revenues all increased during the quarter. Subscription revenue gains of 9% resulted from an increase in overall subscribers and higher subscription rates at the core Turner networks and HBO, and a $45 million benefit from the resolution of certain contractual agreements. Advertising revenues increased a robust 14%, with a 12% increase at the Turner networks and a 22% increase at The WB, due primarily to higher CPMs and ratings. Content revenues increased 8%, mainly reflecting higher licensing and syndication of Everybody Loves Raymond.

Operating Income before Depreciation and Amortization as well as Operating Income benefited from revenue increases, particularly high-margin advertising and subscription revenue gains. These gains were offset partially by increases in programming costs and the aforementioned $41 million non-cash impairment charge.

TNT and the TBS Superstation continued to maintain leadership positions among cable television networks with growth in core demographics. For the quarter, TNT was the #1 ad-supported cable network among adults 18-49 and 25-54 in both primetime and total day, while the TBS Superstation ranked #1 among adults 18-34 and #2 among adults 18-49 in total day. For the second year in a row, TNT garnered the most Primetime Emmys of any ad-supported cable network - winning six for its made-for-television movie Door to Door.

HBO received 18 Primetime Emmys - the leader among TV networks for the third year in a row - with The Sopranos winning four, the most of any drama series. In addition, HBO Independent Productions' Everybody Loves Raymond collected five awards, including Outstanding Comedy Series.

MUSIC

Warner Music Group's Operating Income before Depreciation and Amortization decreased $6 million in the quarter on a revenue decline of $25 million. Operating Income decreased from $22 million to a loss of $1 million.

The revenue decrease was driven mainly by lower new release and catalog sales reflecting declines in the worldwide recorded music industry, offset partially by favorable foreign currency exchange rates ($45 million).

The decline in Operating Income before Depreciation and Amortization was driven by declining revenues, offset partially by the net benefit of changes in various reserves, including a legal matter settled during the quarter.

Operating Income was further affected by an increase in the amortization expense associated with a reduction in the amortization period of the recorded music catalog and publishing copyrights adopted at the end of last year.

According to Soundscan, Warner Music's domestic album share through September 30 was 18.3% - ranking second among all music companies - and up from 17.0% at year-end 2002.

Top worldwide sellers in the quarter included such artists as Michelle Branch, Metallica, Sean Paul, Linkin Park and Alejandro Sanz.

PUBLISHING

Publishing's Operating Income before Depreciation and Amortization decreased 17% in the quarter on a revenue decline of 2%. Operating Income decreased 25%.

The decline in Revenues reflected decreases in subscription revenues due primarily to one fewer issue of the major weekly magazines in the quarter, as well as a modest decline in advertising revenues, due primarily to softness at the news and business magazines.

Operating Income before Depreciation and Amortization decreased primarily as a result of a $20 million year-over-year decline at Time Life, a $14 million increase in pension expenses and a modest decline in revenues. Operating Income was further affected by the increased amortization associated with the acquisition of Synapse.

Based on Publishers Information Bureau (PIB) data, Time Inc.'s 2003 industry-leading share of overall domestic advertising through September 30 was 24.3%.

The Time Warner Book Group added eight titles to the New York Times bestsellers list this quarter, bringing the year-to-date total to 40. Major new titles included the hardcover release of Nicholas Sparks' The Wedding, as well as the mass market releases of James Patterson's Suzanne's Diary for Nicholas, Sandra Brown's The Crush and Faye Kellerman's Stone Kiss.

USE OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION AND USE OF FREE CASH FLOW

The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. Operating Income (Loss) before Depreciation and Amortization is considered an important indicator of the operational strength of the Company's businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses.

Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending.

The Company also utilizes Free Cash Flow to evaluate the performance of its businesses. Free Cash Flow is cash provided by continuing operations (as defined by accounting principles generally accepted in the United States) less capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company's ability to reduce debt and make strategic investments.

Both Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company's Operating Income (Loss), Net Income (Loss) and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

ABOUT TIME WARNER INC.

Time Warner Inc. is the world's leading media and entertainment company, whose businesses include filmed entertainment, interactive services, television networks, cable systems, publishing and music.

Time Warner Inc. issued a separate release today regarding its full-year 2003 business outlook. The Company's earnings conference call can be heard live at 8:15 am ET on Wednesday, October 22, 2003. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS:

Edward Adler (Corporate Communications)
(212) 484-6630

Tricia Primrose (Corporate Communications)
(212) 484-7450

Mia Carbonell (Corporate Communications)
(212) 484-6684

John Martin (Investor Relations)
(212) 484-6579

Jim Burtson (Investor Relations)
(212) 484-8719


                                      # # #

                                TIME WARNER INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)






                                                                   SEPTEMBER 30,  DECEMBER 31,
                                                                   -------------  ------------
                                                                    2003            2002
                                                                    ----            ----
                                                                      (MILLIONS, EXCEPT
                                                                      PER SHARE AMOUNTS)
ASSETS
CURRENT ASSETS
Cash and equivalents ............................................   $   1,728     $   1,730
Receivables, less allowances of $2.166 and $2.379 billion .......       4,433         5,667
Inventories .....................................................       2,031         1,896
Prepaid expenses and other current assets .......................       1,942         1,862
                                                                    ---------     ---------

Total current assets ............................................      10,134        11,155

Noncurrent inventories and film costs ...........................       3,756         3,351
Investments, including available-for-sale securities ............       3,920         5,138
Property, plant and equipment ...................................      12,793        12,150
Intangible assets subject to amortization .......................       6,923         7,061
Intangible assets not subject to amortization ...................      40,706        37,145
Goodwill ........................................................      39,028        36,986
Other assets ....................................................       2,484         2,464
                                                                    ---------     ---------

Total assets ....................................................   $ 119,744     $ 115,450
                                                                    =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable ................................................   $   1,583     $   2,459
Participations payable ..........................................       1,885         1,689
Royalties and programming costs payable .........................       1,526         1,495
Deferred revenue ................................................       1,241         1,209
Debt due within one year ........................................         744           155
Other current liabilities .......................................       6,366         6,388
                                                                    ---------     ---------

Total current liabilities .......................................      13,345        13,395

Long-term debt ..................................................      25,129        27,354
Deferred income taxes ...........................................      13,617        10,823
Deferred revenue ................................................         988           990
Mandatorily convertible preferred stock .........................       1,500          --
Other liabilities ...............................................       4,695         5,023
Minority interests ..............................................       5,375         5,048

SHAREHOLDERS' EQUITY
Series LMCN-V common stock, $0.01 par value, 171.2 million shares
      outstanding in each period ................................           2             2
Time Warner common stock, $0.01 par value, 4.349 and
      4.305 billion shares outstanding ..........................          43            43
Paid-in capital .................................................     155,483       155,134
Accumulated other comprehensive loss, net .......................        (500)         (428)
Retained earnings ...............................................     (99,933)     (101,934)
                                                                    ---------     ---------
Total shareholders' equity ......................................      55,095        52,817
                                                                    ---------     ---------
Total liabilities and shareholders' equity ......................   $ 119,744     $ 115,450
                                                                    =========     =========


See accompanying notes.

                                TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                     SEPTEMBER  30,              SEPTEMBER 30,
                                                                ----------------------      ----------------------
                                                                  2003          2002         2003           2002
                                                                --------      --------      --------      --------
                                                                          (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues:
      Subscriptions .......................................     $  5,150      $  4,818      $ 15,203      $ 14,032
      Advertising .........................................        1,424         1,388         4,440         4,475
      Content .............................................        3,285         3,244        10,094         9,369
      Other ...............................................          475           513         1,413         1,697
                                                                --------      --------      --------      --------
      Total revenues ......................................       10,334         9,963        31,150        29,573

Costs of revenues .........................................       (5,921)       (5,820)      (18,190)      (17,448)
Selling, general and administrative .......................       (2,719)       (2,570)       (8,154)       (7,529)
Merger and restructuring costs ............................          (46)          (77)          (82)         (184)
Amortization of intangible assets .........................         (206)         (181)         (612)         (520)
Impairment of goodwill and intangible assets ..............          (41)           --          (318)           --
Gain on disposal of assets ................................           --            --            43            --
                                                                --------      --------      --------      --------

Operating income ..........................................        1,401         1,315         3,837         3,892

Interest expense, net .....................................         (459)         (489)       (1,400)       (1,306)
Other income (expense), net ...............................           36          (851)        1,205        (1,837)
Minority interest expense .................................          (59)          (55)         (175)         (139)
                                                                --------      --------      --------      --------
Income (loss) before income taxes, discontinued operations
      and cumulative effect of accounting change ..........          919           (80)        3,467           610
Income tax provision ......................................         (366)           25        (1,454)         (279)
                                                                --------      --------      --------      --------

Income (loss) before discontinued operations and
      cumulative effect of accounting change ..............          553           (55)        2,013           331
Discontinued operations, net of tax .......................           --           112            --           113
                                                                --------      --------      --------      --------
Income (loss) before cumulative effect of accounting change          553            57         2,013           444
Cumulative effect of accounting change ....................          (12)           --           (12)      (54,235)
                                                                --------      --------      --------      --------
Net income (loss) .........................................     $    541      $     57      $  2,001      $(53,791)
                                                                ========      ========      ========      ========

Basic income (loss) per common share before discontinued
      operations and cumulative effect of accounting change     $   0.12      $  (0.01)     $   0.45      $   0.07
Discontinued operations ...................................           --          0.02            --          0.03
Cumulative effect of accounting change ....................           --            --            --        (12.19)
                                                                --------      --------      --------      --------
Basic net income (loss) per common share ..................     $   0.12      $   0.01      $   0.45      $ (12.09)
                                                                ========      ========      ========      ========
Diluted income (loss) per common share before discontinued
      operations and cumulative effect of accounting change     $   0.12      $  (0.01)     $   0.44      $   0.07
Discontinued operations ...................................           --          0.02            --          0.03
Cumulative effect of accounting change ....................           --            --         (0.01)       (12.19)
                                                                --------      --------      --------      --------
Diluted net income (loss) per common share ................     $   0.12      $   0.01      $   0.43      $ (12.09)
                                                                ========      ========      ========      ========
Average basic common shares ...............................      4,514.7       4,464.2       4,499.5       4,449.2
                                                                ========      ========      ========      ========
Average diluted common shares .............................      4,677.3       4,507.0       4,619.1       4,523.1
                                                                ========      ========      ========      ========


--------
See accompanying notes.

                                TIME WARNER INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                         NINE MONTHS ENDED SEPTEMBER 30,

                                   (UNAUDITED)

                                                                                                            2003           2002
                                                                                                           --------      --------
                                                                                                                (MILLIONS)

OPERATIONS
Net income (loss) ....................................................................................     $  2,001      $(53,791)
Adjustments for noncash and nonoperating items:
      Cumulative effect of accounting change .........................................................           12        54,235
      Depreciation and amortization ..................................................................        2,591         2,206
      Impairment of goodwill and other intangible assets .............................................          318            --
      Amortization of film costs .....................................................................        1,906         1,810
      Loss on writedown of investments ...............................................................          200         1,685
      Gain on sale of investments ....................................................................         (821)          (95)
      Equity in losses of investee companies after distributions .....................................          152           248
Changes in operating assets and liabilities, net of acquisitions .....................................       (1,164)         (638)
Adjustments relating to discontinued operations ......................................................           --           265
                                                                                                           --------      --------

Cash provided by operations ..........................................................................        5,195         5,925
                                                                                                           --------      --------

INVESTING ACTIVITIES

Investments in available-for-sale securities .........................................................           (3)           (1)
Other investments and acquisitions, net of cash acquired .............................................         (503)       (7,581)
Capital expenditures and product development costs from continuing
      operations .....................................................................................       (1,928)       (2,078)
Capital expenditures from discontinued operations ....................................................           --          (206)
Investment proceeds from available-for-sale securities ...............................................        1,062            70
Other investment proceeds ............................................................................        1,444           178
                                                                                                           --------      --------

Cash provided (used) by investing activities .........................................................           72        (9,618)
                                                                                                           --------      --------

FINANCING ACTIVITIES

Borrowings ...........................................................................................        2,377        19,133
Debt repayments ......................................................................................       (6,972)      (13,640)
Redemption of redeemable preferred securities of subsidiaries ........................................         (813)         (255)
Proceeds from exercise of stock option and dividend reimbursement plans ..............................          270           255
Current period repurchases of common stock ...........................................................           --          (102)
Dividends paid and partnership distributions from discontinued operations, net........................           --           (11)
Principal payments on capital leases .................................................................         (105)          (35)
Other ................................................................................................          (26)          (22)
                                                                                                           --------      --------

Cash provided (used) by financing activities .........................................................       (5,269)        5,323
                                                                                                           --------      --------

INCREASE (DECREASE) IN CASH AND EQUIVALENTS ..........................................................           (2)        1,630

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD ..........................................................        1,730           719
                                                                                                           --------      --------

CASH AND EQUIVALENTS AT END OF PERIOD ................................................................     $  1,728      $  2,349
                                                                                                           ========      ========


--------
See accompanying notes.

                                TIME WARNER INC.
             RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
                   AND AMORTIZATION TO OPERATING INCOME (LOSS)
                              (MILLIONS, UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2003


                           OPERATING INCOME
                          BEFORE DEPRECIATION                                    OPERATING
                           AND AMORTIZATION    DEPRECIATION   AMORTIZATION     INCOME (LOSS)
                           ----------------    ------------   ------------     -------------
AOL ....................        $   371         $  (179)        $   (42)        $   150
Cable ..................            752            (355)             (3)            394
Filmed Entertainment ...            390             (20)            (51)            319
Networks(a) ............            566             (49)             (8)            509
Music ..................             90             (33)            (58)             (1)
Publishing .............            230             (28)            (44)            158
Corporate ..............           (109)             (7)             --            (116)
Intersegment elimination            (12)             --              --             (12)
                                -------         -------         -------         -------
Total ..................        $ 2,278         $  (671)        $  (206)        $ 1,401
                                =======         =======         =======         =======


THREE MONTHS ENDED SEPTEMBER 30, 2002

                           OPERATING INCOME
                          BEFORE DEPRECIATION                                    OPERATING
                           AND AMORTIZATION    DEPRECIATION   AMORTIZATION    INCOME (LOSS)
                           ----------------    ------------   ------------    -------------
AOL ....................        $   365         $  (165)        $   (39)        $   161
Cable ..................            680            (307)             (3)            370
Filmed Entertainment ...            331             (19)            (48)            264
Networks ...............            520             (44)             (7)            469
Music ..................             96             (29)            (45)             22
Publishing .............            276             (25)            (39)            212
Corporate ..............            (97)             (7)             --            (104)
Intersegment elimination            (79)             --              --             (79)
                                -------         -------         -------         -------
Total ..................        $ 2,092         $  (596)        $  (181)        $ 1,315
                                =======         =======         =======         =======


-------------------------
(a) Operating income before depreciation and amortization and operating income (loss) includes a $41 million non-cash impairment of intangible assets related to the winter sports teams.

                                TIME WARNER INC.
             RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
                   AND AMORTIZATION TO OPERATING INCOME (LOSS)
                              (MILLIONS, UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2003


                           OPERATING INCOME
                          BEFORE DEPRECIATION                                   OPERATING
                           AND AMORTIZATION    DEPRECIATION    AMORTIZATION   INCOME (LOSS)
                           ----------------    ------------    ------------   -------------
AOL ....................        $ 1,206         $  (527)        $  (125)        $   554
Cable ..................          2,195          (1,034)             (7)          1,154
Filmed Entertainment(a)           1,048             (63)           (153)            832
Networks(b) ............          1,425            (141)            (20)          1,264
Music ..................            282            (109)           (182)             (9)
Publishing(c) ..........            608             (80)           (125)            403
Corporate ..............           (322)            (25)             --            (347)
Intersegment elimination            (14)             --              --             (14)
                                -------         -------         -------         -------
Total ..................        $ 6,428         $(1,979)        $  (612)        $ 3,837
                                =======         =======         =======         =======


NINE MONTHS ENDED SEPTEMBER 30, 2002


                           OPERATING INCOME
                          BEFORE DEPRECIATION                                    OPERATING
                           AND AMORTIZATION    DEPRECIATION    AMORTIZATION   INCOME (LOSS)
                           ----------------    ------------    ------------   -------------

AOL ....................        $ 1,182         $  (452)        $  (121)        $   609
Cable ..................          2,007            (876)             (5)          1,126
Filmed Entertainment ...            840             (57)           (143)            640
Networks ...............          1,371            (125)            (18)          1,228
Music ..................            289             (85)           (133)             71
Publishing .............            758             (71)           (100)            587
Corporate ..............           (283)            (20)             --            (303)
Intersegment elimination            (66)             --              --             (66)
                                -------         -------         -------         -------
Total ..................        $ 6,098         $(1,686)        $  (520)        $ 3,892
                                =======         =======         =======         =======

---------------------------
(a) Operating income before depreciation and amortization and operating income (loss) includes a $43 million gain related to the sale of a consolidated theater chain in the U.K.

(b) Operating income before depreciation and amortization and operating income (loss) includes $219 million of non-cash impairments of intangible assets related to the winter sports teams.

(c) Operating income before depreciation and amortization and operating income (loss) includes a $99 million non-cash impairment of goodwill and other intangibles related to the Time Warner Book Group.

                                TIME WARNER INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION
      RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW FROM
                             CONTINUING OPERATIONS
                              (MILLIONS, UNAUDITED)

Time Warner evaluates operating performance based on several factors, including free cash flow from continuing operations, which excludes the impact of discontinued operations and is defined as cash provided by operations less capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any.


                                                           THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                               SEPTEMBER  30,                   SEPTEMBER 30,
                                                          -----------------------         ------------------------
                                                           2003            2002            2003            2002
                                                          -------         -------         -------         -------
Cash provided by operations ......................        $ 1,400         $ 1,997         $ 5,195         $ 5,925
Less discontinued operations:
      Net income .................................             --            (112)             --            (113)
      Other changes ..............................             --              57              --            (265)
                                                          -------         -------         -------         -------

Cash provided by continuing operations ...........          1,400           1,942           5,195           5,547
Capital expenditures and product development
      costs from continuing operations ...........           (665)           (724)         (1,928)         (2,078)
Principal payments on capital leases from
      continuing operations ......................            (38)            (18)           (105)            (35)
                                                          -------         -------         -------         -------

Free cash flow from continuing operations ........        $   697         $ 1,200         $ 3,162         $ 3,434
                                                          =======         =======         =======         =======

                                TIME WARNER INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1: DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DESCRIPTION OF BUSINESS

In September 2003, the Board of Directors of AOL Time Warner Inc. approved changing the name of the company from AOL Time Warner Inc. to Time Warner Inc. The name change became effective on October 16, 2003. Time Warner Inc. ("Time Warner" or the "Company") is the world's leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks, music and publishing. Time Warner classifies its business interests into six fundamental areas: AOL, consisting principally of interactive services, Cable, consisting principally of interests in cable systems; Filmed Entertainment, consisting principally of interests in filmed entertainment and television production; Networks, consisting principally of interests in cable television and broadcast network programming; Music, consisting principally of interests in recorded music, music publishing and CD and DVD manufacturing and Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing.

BASIS OF PRESENTATION

USE OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION AND FREE CASH FLOW

The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. Operating Income (Loss) before Depreciation and Amortization is considered an important indicator of the operational strength of the Company's businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending.

The Company also utilizes Free Cash Flow to evaluate the performance of its businesses. Free Cash Flow is cash provided by continuing operations (as defined by accounting principles generally accepted in the United States) less capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company's ability to reduce debt and make strategic investments.

Both Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company's Operating Income (Loss), Net Income (Loss) and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

UPDATE ON STATUS OF GOVERNMENT INVESTIGATIONS

In its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "2002 Form 10-K"), which was filed with the Securities and Exchange Commission ("SEC") on March 28, 2003, the Company disclosed that the staff of the SEC had recently informed the Company that, based on information provided to the SEC by the Company, it was the preliminary view of the SEC staff that the Company's accounting for two related transactions between America Online and Bertelsmann, A.G. should

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



be adjusted. For a description of those transactions, see Management's Discussion and Analysis of Results of Operations and Financial Condition and
Note 17 to the financial statements in the Company's 2002 Form 10-K. At that time, the Company further disclosed that it had provided the SEC a written explanation of the basis for the Company's accounting for these transactions and the reasons why both the Company and its auditors continued to believe that these transactions had been accounted for correctly.

The staff of the SEC has continued to review the Company's accounting for these transactions, including the Company's written and oral submissions to the SEC. In July 2003, the Office of the Chief Accountant of the SEC informed the Company that it has concluded that the accounting for these transactions is incorrect. Specifically, in the view of the Office of the Chief Accountant, the Company should have allocated some portion of the $400 million paid by Bertelsmann, A.G. to America Online for advertising, which was run by the Company and recognized as revenue, as consideration for the Company's decision to relinquish its option to pay Bertelsmann in stock for its interests in AOL Europe, and therefore should have been reflected as a reduction in the purchase price for Bertelsmann's interest in AOL Europe, rather than as advertising revenue. In addition, the Division of Enforcement of the SEC continues to investigate the facts and circumstances of the negotiation and performance of these agreements with Bertelsmann, including the value of advertising provided thereunder.

Based upon its knowledge and understanding of the facts of these transactions, the Company and its auditors continue to believe its accounting for these transactions is appropriate. It is possible, however, that the Company may learn information as a result of its ongoing review, discussions with the SEC, and/or the SEC's ongoing investigation that would lead the Company to reconsider its views of the accounting for these transactions. It is also possible that restatement of the Company's financial statements with respect to these transactions may be necessary. In light of the conclusion of the Office of the Chief Accountant that the accounting for the Bertelsmann transactions is incorrect, it is likely that the SEC would not declare effective any registration statement of the Company or its affiliates, such as the potential initial public offering of Time Warner Cable Inc., until this matter is resolved.

The SEC staff also continues to investigate a range of other transactions principally involving the Company's America Online unit, including advertising arrangements and the methods used by the America Online unit to report its subscriber numbers. The Department of Justice also continues to investigate matters relating to these transactions and transactions involving certain third parties with whom America Online had commercial relationships. The Company intends to continue its efforts to cooperate with both the SEC and the Department of Justice investigations to resolve these matters. The Company may not currently have access to all relevant information that may come to light in these investigations, including but not limited to information in the possession of third parties who entered into agreements with America Online during the relevant time period. It is not yet possible to predict the outcome of these investigations, but it is possible that further restatement of the Company's financial statements may be necessary. It is also possible that, so long as there are other unresolved issues associated with the Company's financial statements, the effectiveness of any registration statement of the Company or its affiliates may be delayed.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior year's financial information to conform to the current period presentation.

NOTE 2: TWE RESTRUCTURING

On March 31, 2003, Time Warner and Comcast Corp. ("Comcast") completed the restructuring of Time Warner Entertainment Company, L.P. ("TWE") (the "TWE Restructuring"). As a result of the TWE Restructuring, Time Warner acquired complete ownership of TWE's content businesses, including Warner Bros., Home Box Office, and TWE's interests in The WB Network, Comedy Partners ("Comedy Central") and the Courtroom Television Network ("Court TV"). Additionally, all of Time Warner's

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



interests in cable, including those that were wholly-owned and those that were held through TWE, are now controlled by a new subsidiary of Time Warner called Time Warner Cable Inc. ("TWC Inc."). As part of the restructuring, Time Warner received a 79% economic interest in TWC Inc.'s cable systems. TWE is now a subsidiary of TWC Inc.

In exchange for its previous stake in TWE, Comcast: (i) received Time Warner preferred stock, which will be converted into $1.5 billion of Time Warner common stock; (ii) received a 21.0% economic interest in TWC Inc.'s cable systems; and
(iii) was relieved of $2.1 billion of pre-existing debt at one of its subsidiaries, which was assumed by TWC Inc. as part of the TWE Restructuring.

Comcast's 21.0% economic interest in TWC Inc.'s cable business, is held through a 17.9% direct ownership interest in TWC Inc. (representing a 10.7% voting interest) and a limited partnership interest in TWE representing a 4.7% residual equity interest. Time Warner's 79% economic interest in TWC Inc.'s cable business is held through an 82.1% ownership interest in TWC Inc. (representing an 89.3% voting interest) and a partnership interest in TWE representing a 1% residual equity interest. Time Warner also holds a $2.4 billion mandatorily redeemable preferred equity interest in TWE. The additional ownership interests acquired by Time Warner in the TWE Restructuring have been accounted for as a step acquisition and are reflected in the accompanying balance sheet as of September 30, 2003. The purchase price allocation is preliminary as the Company is in the process of completing a valuation study to identify and value the net assets acquired.

NOTE 3: FASB INTERPRETATION NO. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" ("FIN 46"), which requires variable interest entities (often referred to as special purpose entities or SPEs) to be consolidated if certain criteria are met. FIN 46 was effective upon issuance for all variable interest entities created or modified after January 31, 2003 and effective July 1, 2003 for variable interest entities that existed prior to February 1, 2003. In October 2003, the FASB issued FASB Staff Position No. FIN 46-6, "Effective Date of FASB Interpretation No. 46" ("FSP FIN 46-6"), which defers the effective date of FIN 46 until December 31, 2003 for variable interest entities that existed prior to February 1, 2003. FSP FIN 46-6, however, also provided that companies could adopt the provisions of FIN 46 effective July 1, 2003 to some or all of the variable interest entities in which it holds an interest.

The Company has elected to adopt the provisions of FIN 46 effective July 1, 2003 for those variable interest entities representing lease-financing arrangements with SPEs. Specifically, the Company has utilized variable interest entities on a limited basis, primarily to finance the cost of certain aircraft and property, including the Company's future corporate headquarters at Columbus Circle in New York City (the "Time Warner Center") and a new productions and operations support center for the Turner cable networks in Atlanta (the "Turner Project"). As a result of initially applying the provisions of FIN 46 to its lease-financing arrangements with SPEs as of July 1, 2003, the Company consolidated net assets and associated debt of approximately $700 million. Additionally, the Company recognized approximately $12 million, net of tax, as the cumulative effect of adopting this new standard.

The Company has elected to defer the adoption of FIN 46 until December 31, 2003 for variable interest entities (i.e., equity investments and joint venture arrangements) that may require disclosure or consolidation pursuant to FIN 46. The Company currently does not believe the impact of adopting FIN 46 for such investment interests will have a material impact on its consolidated financial statements.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 4: SALE OF WMG MANUFACTURING

In July 2003, the Company announced a definitive agreement to sell Warner Music Group's DVD and CD manufacturing, printing, packaging, physical distribution and merchandising businesses ("WMG Manufacturing") for $1.05 billion in cash to Cinram International Inc. ("Cinram"). In addition, the Company has entered into long-term manufacturing arrangements under which Cinram will provide, at market rates, manufacturing, printing, packaging and physical distribution for the Company's DVDs and CDs in North America and Europe.

NOTE 5: OTHER TRANSACTIONS AND ITEMS AFFECTING COMPARABILITY

                                                        THREE MONTHS ENDED SEPTEMBER 30,        NINE MONTHS ENDED SEPTEMBER 30,
                                                        --------------------------------        -------------------------------
                                                            2003                2002                2003                2002
                                                          -------             -------             -------             -------
Items that impact operating income:                                                   (MILLIONS)
Merger and restructuring costs .....................      $   (46)            $   (77)            $   (82)            $  (184)
Impairment of goodwill and intangible assets .......          (41)                 --                (318)                 --
Gain on disposal of assets .........................           --                  --                  43                  --
                                                          -------             -------             -------             -------

Impact on operating income .........................          (87)                (77)               (357)               (184)
                                                          -------             -------             -------             -------

Items that impact other income (expense), net:

Microsoft Settlement ...............................           --                  --                 760                  --
Investment Gains ...................................          127                  --                 778                  90
Loss on writedown of investments ...................          (10)               (733)               (184)             (1,678)
                                                          -------             -------             -------             -------

Impact on other income (expense), net ..............          117                (733)              1,354              (1,588)
                                                          -------             -------             -------             -------

Pretax impact ......................................           30                (810)                997              (1,772)
Income tax impact ..................................          (13)                324                (419)                709
                                                          -------             -------             -------             -------

After-tax impact ...................................      $    17             $  (486)            $   578             $(1,063)
                                                          =======             =======             =======             =======

MERGER AND RESTRUCTURING COSTS

Merger and restructuring costs consist of charges related to mergers, employee terminations and exit activities, which are expensed in accordance with accounting principles generally accepted in the United States. During the three months ended September 30, 2003, the Company incurred restructuring costs related to various employee and contractual lease terminations of $46 million, including $26 million at AOL, $13 million at Networks, $3 million at Publishing and $4 million at Music. During the three months ended September 30, 2002, the Company incurred restructuring costs of $77 million, including $67 million at AOL and $10 million at Corporate. During the nine months ended September 30, 2003, the Company incurred restructuring costs related to various employee and contractual lease terminations of $82 million, including $30 million at AOL, $21 million at Networks, $10 million at Music and $21 million at Publishing. During the nine months ended September 30, 2002, the Company incurred restructuring costs of $184 million, including $142 million at AOL, $5 million at Music and $37 million at Corporate. These costs are included in "merger and restructuring costs" in the accompanying consolidated statement of operations.

Management continues to evaluate the performance of all its businesses. As an example, the Company is reviewing its occupancy needs at various AOL locations as part of AOL's cost management initiatives. Upon completion of its review, it is likely that the Company could incur additional restructuring costs ranging from $30 million to $60 million.

As another example, the Company continues to evaluate the performance of its Time Life business within the Publishing segment, which could result in future restructuring charges ranging from $20 million to $40 million.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



IMPAIRMENT OF GOODWILL AND INTANGIBLE ASSETS

During the three and nine months ended September 30, 2003, the Company recorded a $41 million and $219 million, respectively, non- cash intangible asset impairment charge related to the winter sports teams at the Networks segment. During the nine months ended September 30, 2003, the Company also recorded a $99 million goodwill and intangible asset impairment charge at the Publishing segment related to the Time Warner Book Group. These impairments were recognized as a result of fair value information obtained during the periods through negotiations with third parties about the potential disposition of these businesses. These impairment amounts are included in operating income in the accompanying 2003 consolidated statement of operations.

With the expected closing in the fourth quarter of the sale of WMG Manufacturing and a possible transaction involving the Music segment's recorded music business, the Company will be performing an impairment review of Music's remaining intangible assets in the fourth quarter. Based on the continued decline in the worldwide music industry, due in part to the negative effect from piracy, the Company believes it is probable that an impairment charge of the remaining Music intangible assets ranging from $1.2 to $1.6 billion will be recognized in the fourth quarter. It is anticipated that any impairment charge recognized will be partially offset by an expected gain of approximately $600 million related to the sale of WMG Manufacturing. Some of the factors that will affect the magnitude of the impairment include management's operating plans and budgets for the remaining Music business as well as the status of the Company's negotiation of a possible transaction involving the Music segment's recorded music business, including the fair value information obtained therefrom. Any impairment charge would be non-cash in nature and, therefore, is not expected to affect the Company's liquidity or result in non-compliance with any debt covenants. The Company would record any such non-cash charge as a component of operating income.

GAIN ON DISPOSAL OF ASSETS

During the nine months ended September 30, 2003, the Company recognized a $43 million gain on the sale of its interest in a UK theater chain, which had previously been consolidated by the Filmed Entertainment segment. This gain is included in operating income in the accompanying 2003 consolidated statement of operations.

MICROSOFT SETTLEMENT

On January 22, 2002, Netscape Communications Corporation ("Netscape") sued Microsoft Corporation ("Microsoft") in the U.S. District Court for the District of Columbia for antitrust violations under Sections 1 and 2 of the Sherman Act, as well as for other common law violations.

On May 29, 2003, Microsoft and Time Warner announced an agreement to settle the pending litigation between Microsoft and Netscape and to collaborate on long-term digital media initiatives that will accelerate the adoption of digital content (the "Microsoft Settlement"). As part of the settlement, Microsoft agreed to pay $750 million to Time Warner and Time Warner agreed to release Microsoft from the Netscape action and related antitrust claims. In addition, Microsoft agreed to a variety of steps designed to ensure that Microsoft and AOL products work better with each other, including providing AOL with seven years of dedicated support by Microsoft engineers who have access to Windows source code, to help AOL with compatibility and other engineering efforts. The digital media initiative also established a long-term, nonexclusive license agreement allowing Time Warner the right but not obligation to use Microsoft's entire Windows Media 9 Series digital media platform, as well as successor Microsoft digital rights management software. Microsoft also agreed to provide AOL with a new distribution channel for its software to certain PC users worldwide. Finally, as part of this settlement, Microsoft agreed to release Time Warner from

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



the obligation to reimburse Microsoft's attorneys fees in connection with an arbitration ruling under a 1996 distribution agreement.

In determining the gain recognized in connection with the Microsoft Settlement, the Company evaluated the fair value of all elements received in addition to the cash payment of $750 million. The Company has estimated the value of the noncash elements received in connection with the Microsoft Settlement aggregated approximately $10 million. Accordingly, the total gain recognized by Time Warner as a result of the Microsoft Settlement is approximately $760 million, which is included in "Other income (expense), net" in the Company's consolidated statement of operations for the nine months ended September 30, 2003.

INVESTMENT GAINS

During the three months ended September 30, 2003, the Company recognized gains of $127 million, including a $52 million gain from the sale of the Company's interest in chinadotcom and a $17 million gain on the sale of the Company's equity interest in an international theater chain.

For the nine months ended September 30, 2003, the Company recognized $778 million of gains, including a $513 million gain from the sale of the Company's interest in Comedy Central, a $52 million gain from the sale of the Company's interest in chinadotcom, a $50 million gain from the sale of the Company's interest in Hughes Electronics Corp. ("Hughes") and gains of $66 million on the sale of the Company's equity interest in international theater chains.

For the nine months ended September 30, 2002, the Company recognized investment gains of $90 million, including a $59 million gain from the sale of a portion of the Company's interest in The Columbia House Company Partnerships and a $31 million gain on the redemption of approximately 1.6 million shares of preferred stock of TiVo Inc.

These gains are included in "Other income (expense), net" in the accompanying consolidated statement of operations.

INVESTMENT WRITEDOWNS

For the three and nine months ended September 30, 2003, non-cash charges to reflect other-than-temporary declines in the Company's investments were $10 million and $184 million, respectively. These amounts were comprised of $13 million and $200 million, respectively, to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value, offset in part by $3 million and $16 million, respectively, of gains to reflect market fluctuations in equity derivative instruments. Included in the year-to-date 2003 charge were a writedown of $77 million of the Company's 40.3% interest in AOL Japan and a $71 million writedown of the Company's 49.8% interest in NTV-Germany.

For the three and nine months ended September 30, 2002, non-cash charges to reflect other-than-temporary declines in the Company's investments were $733 million and $1.678 billion, respectively. These amounts were comprised of $732 million and $1.685 billion, respectively, to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value, and a loss of $1 million and income of $7 million, respectively, to reflect market fluctuations in equity derivative instruments. Included in the noncash pretax charges noted above for the three and nine months ended September 30, 2002 are charges of approximately $24 million and $796 million, respectively, to reduce Time Warner's investment in Time Warner Telecom Inc., a 44%-owned equity investee, and approximately $505 million in the third quarter relating to an investment in Hughes for declines deemed to be other than temporary.

These writedowns are included in "Other income (expense), net" in the accompanying consolidated statement of operations.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 6:  INTERSEGMENT TRANSACTIONS

In the normal course of business, the Time Warner segments enter into transactions with one another. The most common types of intercompany transactions include:

- The Filmed Entertainment segment generating content revenue by licensing television and theatrical programming to the Networks segment;

- The Networks segment generating subscription revenues by selling cable network programming to the Cable segment;

- The AOL, Cable, Networks and Publishing segments generating advertising revenue by cross-promoting the products and services of all Time Warner segments;

- The Music segment generating Other Revenue by manufacturing DVDs for the Filmed Entertainment segment; and

- The AOL segment generating Other Revenue by providing the Cable segment's customers access to the AOL Transit Data Network (ATDN) for high-speed access to the Internet.

These intersegment transactions are recorded by each segment at fair value as if the transactions were with third parties and, therefore, impact segment performance. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not themselves impact consolidated results.

Revenues recognized by Time Warner's segments on intersegment transactions are as follows:

                                       THREE MONTHS ENDED SEPTEMBER 30,     NINE MONTHS ENDED SEPTEMBER 30,
                                       --------------------------------     -------------------------------
                                            2003              2002              2003              2002
                                           ------            ------            ------            ------
                                                                    (MILLIONS)
INTERSEGMENT REVENUES
AOL ...........................            $   16            $   68            $   84            $  223
Cable .........................                19                37                54               103
Filmed Entertainment ..........               160               381               604               684
Networks ......................               148               146               447               414
Music .........................               124               150               424               386
Publishing ....................                17                34                55                59
                                           ------            ------            ------            ------

    Total intersegment revenues            $  484            $  816            $1,668            $1,869
                                           ======            ======            ======            ======

Included in the total intercompany revenues above are intercompany advertising revenues, as follows:

                                                 THREE MONTHS ENDED SEPTEMBER 30,          NINE MONTHS ENDED SEPTEMBER 30,
                                                 --------------------------------          -------------------------------
                                                       2003            2002                      2003            2002
                                                       ----            ----                      ----            ----
                                                                                 (MILLIONS)
INTERSEGMENT ADVERTISING REVENUES

AOL .......................................            $  1            $ 37                      $ 36            $141
Cable .....................................               3              31                         7              89
Filmed Entertainment ......................              --              --                        --              --
Networks ..................................              25              36                        79             113
Music .....................................              --              --                        --              --
Publishing ................................               9              34                        38              59
                                                       ----            ----                      ----            ----

    Total intersegment advertising revenues            $ 38            $138                      $160            $402
                                                       ====            ====                      ====            ====

During the second quarter of 2003, there was a change in the application of AOL's policy for intercompany advertising barter transactions, which reduced both the amount of intercompany advertising revenues and advertising expenses recognized by AOL

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



during the three and nine months of 2003 by approximately $14 million and $44 million, respectively. This change, however, had no impact on AOL's operating income or its operating income before depreciation and amortization. In addition, because intercompany transactions are eliminated on a consolidated basis, this change in policy did not impact the Company's consolidated results of operations.

NOTE 7: CABLE CAPITAL EXPENDITURES AND SUBSCRIBER STATISTICS

CAPITAL EXPENDITURES

The Cable segment's capital expenditures from continuing operations are comprised of the following categories:

                                      THREE MONTHS ENDED SEPTEMBER 30,     NINE MONTHS ENDED SEPTEMBER 30,
                                      --------------------------------     -------------------------------
                                           2003              2002              2003              2002
                                          ------            ------            ------            ------
                                                                   (MILLIONS)
Customer premise equipment ...            $  161            $  183            $  532            $  606
Scaleable infrastructure .....                36                28               102               114
Line extensions ..............                56                49               145               133
Upgrade/rebuild ..............                32                63               130               151
Support capital ..............                74                87               223               221
                                          ------            ------            ------            ------

    Total capital expenditures            $  359            $  410            $1,132            $1,225
                                          ======            ======            ======            ======

CABLE SUBSCRIBER STATISTICS

At the Time Warner Cable segment, total customer relationships, representing the number of customers that receive at least one level of service, increased by 3% to approximately 11.4 million as of September 30, 2003 compared to approximately
11.1 million as of September 30, 2002 and revenue generating units, representing the total of all analog video, digital video, high-speed data and telephony customers, increased by 11% to approximately 18.3 million as of September 30, 2003 compared to approximately 16.5 million as of September 30, 2002. The Company's subscriber amounts include subscribers at both consolidated entities and investees accounted for under the equity method of accounting that are managed by the Company.




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